EMPLOYMENT AGREEMENT

This Agreement is made as of the 1st day of January 2015 by and between Ecolomondo Corporation Inc. (the "Company"), a corporation duly incorporated under the laws of Canada, with principal office and place of business at 3435 Pitfield Blvd., Montreal (Quebec), Canada, H3S 1H7, represented herein by Mr. Tennyson Anthony, Chairman of its Audit Committee, as authorized by the Board of Directors, and Elio Sorella (the "Executive"), residing at 298 Rosario Street, Laval (Quebec), Canada, H7X 3P7.

1. Duties and Scope of Employment.

(a) Positions; Duties. During the Employment Term (as defined in Section 2), the Company shall employ Executive as Chief Executive Officer (“CEO”) of the Company. Executive shall report solely and directly to the Board of Directors of the Company (the "Board") and consult with any other person employed by the Company. All other employees of the Company, if any, shall report to Executive, his designee and not directly to the Board. During the Employment Term, Executive shall have such responsibilities, duties and authorities as are commensurate with those of chief executive officer of public entities of similar size, in particular, shall be, in addition to being responsible for the operations of the Company, the chief external representative of the Company. The Board shall, in good faith, consider Executive's advice and recommendations, if any, in connection with any appointments or nominations to the Board. For so long as Executive remains CEO of the Company, the Board will nominate Executive to the Board and, if elected, Executive shall serve in such capacity without additional consideration.

(b) Obligations. During the Employment Term, Executive shall devote all his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors on which Executive serves on the Effective Date and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors and (iii) manage his and his family's personal investments and legal affairs so long as such activities do not materially interfere with the discharge of Executive's duties. Executive may continue with any other business ventures with which he is currently involved during the term hereof.

2. Employment Term.

The Company hereby agrees to employ Executive and Executive hereby accepts employment hereunder, in accordance with the terms and conditions set forth herein, commencing on the Effective Date and ending 36 months later. The period of Executive's employment hereunder is referred to herein as the "Employment Term." Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company's obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the Executive by the Company.

3. Compensation/Benefits.

During the Employment Term, the Company shall pay and provide Executive the following:

(a) Cash Compensation. As compensation for his services to the Company, Executive shall receive a base salary ("Base Salary") and shall be eligible to receive additional variable compensation. As of the Effective Date, Executive's annualized Base Salary shall be $150,000, and his annual variable compensation amount shall be targeted at no less than $250,000 (the "Target Bonus" which, together with the Base Salary, shall be referred to herein as "Target Pay"), with an opportunity to earn up to at least $400,000 in annual variable compensation. As compensation for his services to the Company commencing one calendar year after the Effective Date, Executive’s Base Salary shall be $150,000 and his annual variable compensation amount shall be targeted at no less than $250,000. For years commencing thereafter, Executive’s Base Salary and Target Bonus shall be as set by the Board provided that same shall not be reduced below the amount set for the prior year.

(b) Employee Benefits. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit welfare and retirement plans and programs, as well as equity plans, provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time.

(c) Perquisites. The Company shall provide to Executive, at the Company's cost, all perquisites which other senior executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

(d) Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which Executive participates in accordance with the Company's policies in effect from time to time.

(e) Flexible Time Off. Executive shall be entitled to paid time off in accordance with the standard written policies of the Company with regard to senior executives, but in no event less than twenty-five (25) days, per calendar year.

4. Termination of Employment.

(a) Termination for Death or Disability. The Company may terminate Executive's employment for disability in the event Executive has been unable to perform his material duties hereunder for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a "Disability Termination"). Executive's employment shall automatically terminate on Executive's death. In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination, (i) the Stock Option and all other stock option or equity grants to Executive shall vest in full so as to become fully exercisable, (ii) the Company shall promptly pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the date of termination and any accrued vacation, (B) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination, (C) reimbursement for any unreimbursed expenses incurred through the date of termination and (D) all other payments, benefits or fringe benefits to which Executive may be entitled subject to and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant and amounts which may become due under Sections 6, 9 and 10 hereof (collectively, items under (ii) are referred to as "Accrued Benefits"), and (iii) the Company shall pay to Executive at the time other senior executives are paid under any Variable Pay Plan or cash bonus or long term incentive plan, a pro-rata bonus equal to the amount Executive would have received if employment continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to Executive's termination and the denominator is the number of days in the bonus period (the "Prorated Bonus").

(b) Termination for Cause. The Company may terminate Executive's employment for Cause. In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then vested Stock Option, or other stock options or equity grants). For the purposes of this Agreement, "Cause" shall mean (i) the willful failure by Executive to attempt to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Executive has substantially not attempted to materially perform his duties or (ii) the willful gross misconduct by Executive with regard to the Company that is materially injurious to the Company. No act, or failure to act, by Executive shall be "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the best interest of the Company. No event shall be deemed the basis for Cause unless Executive is terminated therefore within sixty (60) days after such event is known to the Directors or to the Chairman of any committee of the Board.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (i) advance written notice provided to Executive not less than fourteen (14) days prior to the date of termination setting forth the Company's intention to consider terminating Executive and including a statement of the proposed date of termination and the specific detailed basis for such consideration of termination for Cause, (ii) an opportunity of Executive, together with his counsel, to be heard before the Board at least ten (10) days after the giving of such notice and prior to the proposed date of termination, (iii) a duly adopted resolution of the Board stating that in accordance with the provisions of the next to the last sentence of this paragraph (b), that the actions of Executive constituted Cause and the basis thereof, and (iv) a written determination provided by the Board setting forth the acts and omissions that form the basis of such termination of employment. Any determination by the Board hereunder shall be made by the affirmative vote of at least a two-thirds (2/3) majority of all of the members of the Board (other than Executive). Any purported termination of employment of Executive by the Company which does not meet each and every substantive and procedural requirement of this paragraph (b) shall be treated for all purposes under this Agreement as a termination of employment without Cause.

(c) Voluntary Termination for Good Reason; Involuntary Termination Other Than for Cause. Executive may terminate his employment for Good Reason at any time within one hundred eighty (180) days after the occurrence of the Good Reason event by written notice to the Company. If Executive's employment with the Company is voluntarily terminated by Executive for "Good Reason" or is involuntarily terminated by the Company other than for "Cause", then, subject to Executive executing and not revoking the Release Agreement attached hereto as Exhibit A (other than with respect to subsections 4(c)(i) and (vii) below), the Company shall pay or provide Executive with the following:

(i) any Accrued Benefits;

(ii) the Prorated Bonus;

(iii) a severance amount equal to two (2) times Executive's then Target Pay, payable in substantially equal installments over 24 months in accordance with the Company's standard payroll practice; provided, however, that (i) if Executive competes with the Company or materially violates Sections 7(c) or (d) hereof, any severance payments due thereafter shall cease and be forfeited as of the commencement of such competition, (ii) in the event of a Change of Control after such termination, the unpaid portion of such severance amount, if any, shall be paid to Executive in full in a single lump sum cash payment within fifteen (15) business days following such Change of Control, and (iii) if such termination occurs in contemplation of, at the time of, or within two (2) years after a Change of Control, Executive shall instead be entitled to a lump sum cash payment within fifteen (15) business days after delivery of the aforesaid release equal to three (3) times the sum of (A) Executive's then Base Salary and (B) the higher of (x) Executive's then current Target Pay and (y) the highest variable pay and annual incentive bonus received by Executive for the two (2) fiscal years last ending prior to such termination. For purposes of this Section 4(c)(iii), "competition" shall mean engaging in any business that materially competes with the Company.

(iv) to the extent eligible on the date of termination, continued participation, at no additional after tax cost to Executive than Executive would have as an employee, in all welfare plans until two (2) years after the date of termination; provided, however, that if such termination occurs within two (2) years after a Change of Control, Executive shall be entitled to continued participation in all welfare plans for three (3) years rather than two (2) years. In the event Executive obtains other employment that offers substantially similar or improved benefits, as to any particular welfare plan, such continuation of coverage by the Company for such benefits under such plan shall immediately cease. To the extent such coverage cannot be provided under the Company's welfare benefit plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Executive, the Company shall pay Executive an amount such that Executive can purchase such benefits separately at no greater after tax cost to Executive than Executive would have had if the benefits were provided to Executive as an employee;

(v) in the event such termination occurs in contemplation of, at the time of, or within two (2) years after a Change of Control, three (3) additional years of service and compensation credit (at Executive's then compensation level) for benefit purposes under any defined benefit type retirement plan, including but not limited to any tax-qualified retirement plan and any excess benefit retirement plan if then in effect, and, if Executive is not eligible to receive benefits under any such plan on the date of termination, two (2) additional years of age for determining eligibility to receive such benefits, provided that benefits under any such plan will not commence until Executive actually attains the required distribution age under the plan or Executive's spouse qualifies for death benefits under such plan and further provided that, with regard to any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the additional amounts may be provided on a nonqualified plan basis.

(vi) full vesting of 50% Executive's unvested Stock Option, if any, and each traunche of each other grant of stock options or other equity awards, provided that if such termination takes place in contemplation of, at the time of, or within two (2) years after a Change of Control, Executive shall be entitled to full vesting of 100% the Stock Option and all other stock options and equity awards;

(vii) outplacement services at a level commensurate with Executive's position, including use of an executive office and secretary, for a period of one (1) year commencing on Executive's date of termination but in no event extending beyond the date on which Executive commences other full time employment.

For the purposes of this Agreement, "Good Reason" means, without the express written consent of Executive, the occurrence of any of the following events: (i) any reduction or diminution (except temporarily during any period of disability) in Executive's titles or positions, any material diminution in Executive's authority, duties or responsibilities with the Company (it being acknowledged that, in the event any entity becomes the owner (directly or indirectly) of more than 35% of the Common Stock, it shall be Good Reason if Executive is not the CEO of such entity); (ii) a breach by the Company of any material provision of this Agreement, including, but not limited to, a breach of the Company's obligation under Section 1(a), any reduction, (other than a reduction (not to exceed ten percent (10%)) that applies, in equal percentages, to all U.S. officers (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) of the Company), in Executive's Base Salary or any material failure to timely pay any part of Executive's compensation (including, without limitation, Base Salary, annualized Target Pay and bonus) or to materially provide in the aggregate the level of benefits contemplated herein; (iii) the failure of the Company to obtain and deliver to Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement in accordance with Section 8 hereof; or (iv) the removal of Executive from the Board or the failure to elect him thereto when the Board is subsequently subject to re-election.

(d) Termination Without Good Reason. Executive may terminate his employment at any time without Good Reason by written notice to the Company. In the event that Executive's employment with the Company is terminated during the Employment Term by Executive without Good Reason, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then vested Stock Option or other stock options or equity grants).

(e) No Mitigation/No Offset. Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

5. Change of Control Vesting Acceleration.

In the event of a "Change of “Control" (as defined below), on the date of such Change of Control 50% of any remaining unvested shares subject to the Stock Option and of each tranche of each other stock option or equity award shall be immediately vested. Following such partial acceleration of the Stock Option or each tranche of each other stock option or equity award, the remaining unvested shares of such Stock Option or tranche shall continue to vest as otherwise provided in the grant.

For the purposes of this Agreement, "Change of Control" is defined as:

(a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by the Company's then outstanding voting securities; or

(b) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

(e) The approval by the stockholders of the Company of a plan of complete liquidation of the Company.

6. Golden Parachute Excise Tax Gross-Up.

(a) In the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to Executive at the time specified in paragraph (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal/canadian, state/provincial, and/or local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal/canadian, state/provincial, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. As specified in Article 20 (Governing Law), these references are to be adapted, if applicable, to Canadian tax laws.

(b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c) For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to pay U.S. federal/canadian income taxes at the highest marginal rate of U.S. federal/canadian income taxation in the calendar year in which the Gross-up Payment is to be made and state/provincial and local income taxes at the highest marginal rate of taxation in the state/province and locality of Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal/canadian income taxes which could be obtained from deduction of such state/province and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal/canadian, state/province and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a U.S. federal/canadian, state/province and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal/canadian, state/province and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive's claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service/Canada Revenue Agency to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d) The Gross-up Payment or portion thereof provided for in paragraph (c) above shall be paid no later than the thirtieth (30th) day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to paragraph (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e) In the event of any controversy with the Internal Revenue Service/Canada Revenue Agency (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and Executive's representative shall cooperate with the Company and its representative.

(f) The Company shall be responsible for all charges of the Accountant.

(g) The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6.

7. Non-Compete; Non-Solicit.

(a) The parties hereto recognize that Executive's services are special and unique and that the level of compensation and the provisions herein for compensation under Section 3 are partly in consideration of and conditioned upon Executive's not competing with the Company, and that Executive's covenant not to compete or solicit as set forth in this Section 7 during and after employment is essential to protect the business and good will of the Company.

(b) Executive agrees that during the term of employment with the Company and for a period of twenty-four (24) months thereafter (the "Covenant Period"), Executive shall not render services for any of the up to three (3) organizations designated by the Board in a writing delivered to Executive within thirty (30) days after the Effective Date (the "Prohibited List"). The Prohibited List may be changed by the Board from time to time (but there may never be more than three (3) entities listed) by written notice to Executive, such notice to be effective only if Executive's commencement of rendering services for such entity is ninety (90) or more days after the giving of such notice. The scope of the non-competition clause under any equity plan, benefit plan or other plan, agreement or arrangement of the Company shall not be deemed to prohibit Executive's actions or, except as provided in Section 4(c) of this Agreement or pursuant to a provision in a Company plan or grant agreement that precludes future vesting or exercisability at the time competition is entered into, serve as a basis for any reduction or forfeiture of benefits or payments thereunder unless such actions violate this Section 7(b) of this Agreement.

(c) During the Covenant Period, Executive shall not, directly or indirectly, disrupt, damage or interfere with the operation or business of the Company by soliciting or recruiting its employees for Executive or others, but the foregoing shall not prevent Executive from giving references.

(d) Executive agrees that the Company would suffer an irreparable injury if Executive was to breach the covenants contained in Sections 7(b) or (c) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of competent jurisdiction and Executive hereby stipulates to the entering of such injunctive relief prohibiting Executive from engaging in such breach.

(e) If any of the restrictions contained in this Section 7 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 7 in its reduced form for all purposes in the manner contemplated hereby.

8. Assignment.

This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company, provided that any successor shall within ten (10) days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall mean any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. This Agreement may not otherwise be assigned by the Company.

None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive or as provided in Section 18 hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested shares subject to the Stock Option or other stock options or equity awards and vested Restricted Stock consistent with the rules for transfers to "family members" as defined in Securities Act Form S-8.

9. Liability Insurance.

(a) The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

(b) The Company shall during and after the Employment Term indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of his duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates.

10. Payment of Legal Fees.

The Company shall pay Executive's reasonable legal and financial consulting fees and costs associated with entering into this Agreement.

11. Notices.

All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company: Ecolomondo Corporation Inc.

3435 Pitfield Blvd., Montreal (Qc)
Canada, H4S 1H7
Attn: Directors of the Board

If to Executive: 298 Rosario Street, Laval (Quebec), Canada, H7X 3P7

12. Severability.

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13. Entire Agreement.

This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof but not any written agreements entered into simultaneous with this Agreement or thereafter.

14. Arbitration.

(a) Agreement. The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration to be held in Montreal, Canada, or such other location agreed by the parties hereto, in accordance with the arbitration rules in effect in the Province of Quebec. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

(b) Governing Law. The arbitrators shall apply the laws of the Province of Quebec, Canada to the merits of dispute or claim, without reference to rules of conflicts of law. Executive and the Company hereby expressly consent to the jurisdiction of courts in Quebec for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Costs and Fees of Arbitration. Executive shall pay the initial arbitration filing fee (not to exceed $200), and the Company shall pay the remaining costs and expenses of such arbitration (unless Executive requests that each party pay one-half of the costs and expenses of such arbitration or unless otherwise required by law). Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its or his counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses.

16. No Oral Modification, Cancellation or Discharge.

This Agreement may only be amended, canceled or discharged in writing signed by Executive and an executive officer of the Company.

17. Survivorship.

The respective rights and obligations of Company and Executive hereunder shall survive any termination of Executive’s employment hereunder to the extent necessary for the preservation of such rights and obligations.

18. Beneficiaries.

Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon his death by giving the Company written notice thereof. If Executive dies, severance then due or other amounts due hereunder shall be paid to his designated beneficiary or beneficiaries or, if none are designated or none survive Executive, his estate.

19. Withholding.

The Company shall be entitled to withhold, or cause to be withheld, any amount of federal/canadian, state/provincial, city or other withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

20. Governing Law.

This Agreement shall be governed by the laws of Quebec, Canada, without reference to rules of conflicts of law. References to the Internal Revenue Code of 1986 are to be adapted, if applicable, to Canadian tax laws.

21. Effective Date.

This Agreement is effective on the earlier to occur of the date on which the initial public offering for cash of the Class A Common Shares of the Company registered pursuant to the Securities Act of 1933, as amended, and the regulations thereunder closes or the closing date of a transaction in which the Company merges into or consolidates with another company and the Common Stock of the Company is exchanged for the common stock of another company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The date on which this Agreement is effective is referred to herein as the “Effective Date”. This Agreement shall be null and void if the Effective Date shall not have occurred on or before December 31, 2015.

22. Counterparts.

This Agreement may be executed in counterparts, and each counterpart when so executed shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, and such counterparts together will constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

ECOLOMONDO CORPORATION INC.	EXECUTIVE

/s/ Tennyson Anthony	/s/ Elio Sorella
Tennyson Anthony	Elio Sorella
Chairman of the Audit Committee